Exhibit 3.1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
BANCTRUST FINANCIAL GROUP, INC.

ARTICLE ONE

The name of the Corporation shall be "BancTrust Financial Group, Inc."

ARTICLE TWO

(a) Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is 20,500,000 shares, consisting of:

(1) 20,000,000 shares of Common Stock with a par value of $.01 per share and (2) 500,000 shares of Preferred Stock.

(b) Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more classes or series as may be determined from time to time by the Board of Directors, each such class or series to be distinctly designated. Except in respect of the particulars fixed by the Board of Directors for classes or series provided for by the Board of Directors as permitted hereby, all shares of Preferred Stock shall be of equal rank and shall be identical. All shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative. The voting powers, if any, of each such class or series and the preferences and relative, participating, optional and other special rights of each such class or series and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding; and the Board of Directors of the Corporation is hereby expressly granted authority to fix, by resolutions duly adopted prior to the issuance of any shares of a particular class or series of Preferred Stock so designated by the Board of Directors, the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of the class or series of Preferred Stock, including, but without limiting the generality of the foregoing, the following:

(1) The distinctive designation of, and the number of shares of Preferred Stock which shall constitute, such class or series; such number may be increased (except where otherwise provided by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

(2) The rate and time at which, and the terms and conditions upon which, dividends, if any, on Preferred Stock of such class or series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or series of the same or other classes of stock, and whether such dividends shall be cumulative or non-cumulative;

(3) The right, if any, of the holders of Preferred Stock of such class or series to convert the same into, or exchange the same for, shares of any other class or classes or of any series of the same or any other class or classes of stock and the terms and conditions of such conversion or exchange;

(4) Whether or not Preferred Stock of such class or series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions upon which, Preferred Stock of such class or series may be redeemed;

(5) The rights, if any, of the holders of Preferred Stock of such class or series upon the voluntary or involuntary liquidation of the Corporation;

(6) The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Preferred Stock of such class or series; and

(7) The voting powers, full or limited, or no voting powers, of the holders of such class or series of Preferred Stock. The Board of Directors of the Corporation is further expressly vested with the authority to make the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any class or series of Preferred Stock dependent upon facts ascertainable outside these Articles of Incorporation or of any amendment hereto, or outside the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors, provided that the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such class or series of Preferred Stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors.

(c) Board of Directors Authority. Except as otherwise provided in these Articles of Incorporation, the Board of Directors shall have authority to authorize the issuance, from time to time without any vote or other action by the shareholders, of any or all shares of stock of the Corporation of any class or series at any time authorized, and any securities convertible into or exchangeable for any such shares, and any options, rights or warrants to purchase or acquire any such shares, in each case to such persons and on such terms (including as a dividend or distribution on or with respect to, or in connection with a split or combination of, the outstanding shares of stock of the same or any other class) as the Board of Directors from time to time in its discretion lawfully may determine; provided, however, that the consideration for the issuance of shares of stock of the Corporation having par value (unless issued as such a dividend or distribution or in connection with such a split or combination) shall not be less than such par value. Shares so issued shall be fully paid stock, and the holders of such stock shall not be liable for any further call or assessments thereon.

ARTICLE THREE

The location and mailing address of the Corporation's initial registered office, and the name of its initial registered agent at such address, are as follows:

F. Michael Johnson
BancTrust Financial Group, Inc.
100 St. Joseph Street
Mobile, Alabama 36602

ARTICLE FOUR

The name and address of the incorporator are as follows:

Brooks P. Milling, Esq.
Hand Arendall, L.L.C.
3000 AmSouth Bank Building
Mobile, Alabama 36602

ARTICLE FIVE

(a) The number of directors which shall constitute the whole board shall not be less than three nor more than thirty. The number of directors constituting the initial board of directors shall be three (3), and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders, or until their successors be elected and qualify, are as follows:

W. Bibb Lamar, Jr.	F. Michael Johnson
BancTrust Financial Group, Inc.	BancTrust Financial Group, Inc.
100 St. Joseph Street	100 St. Joseph Street
Mobile, Alabama 36602	Mobile, Alabama 36602

Stephen G. Crawford
Hand Arendall, L.L.C.
3000 AmSouth Bank Building
Mobile, Alabama 36602

(b) The board at the time these Amended and Restated Articles of Incorporation become effective consists of nineteen (19) directors. Thereafter, within the limits above specified and subject to the limitation contained in Section 10-2B-8.03(b) of the Alabama Business Corporation Act, the number of directors shall be determined by resolution of the board of directors. The directors shall be elected at the annual meeting of the shareholders, except as provided in Subparagraph (c) of this Article, and each director elected shall hold office until his successor is elected and qualified, unless sooner displaced. Directors need not be shareholders.

(c) Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

ARTICLE SIX

The purpose of the Corporation is to own and hold capital stock and other ownership interests in state and national banks and other entities permitted to be owned by bank holding companies, to be a registered bank holding company and to engage in any lawful act or activity which is now or hereafter permitted to a bank holding company or other corporation organized under the Alabama Business Corporation Act (the "ABCA") or by any other law of Alabama and by these Articles of Incorporation, and to exercise any and all powers incidental thereto.

ARTICLE SEVEN

The affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding stock of the Corporation entitled to vote shall be required for approval if (1) this Corporation merges or consolidates with any other corporation if such other corporation and its affiliates in the aggregate are directly or indirectly the beneficial owners of more than five percent (5%) of the total voting power of all outstanding shares of the voting stock of this Corporation (such other corporation being herein referred to as a "Related Corporation"), or if (2) this Corporation sells or exchanges all or a substantial part of its assets to or with such Related Corporation, or if (3) this Corporation issues or delivers any stock or other securities of its issue in exchange or payment for any properties or assets of such Related Corporation or securities issued by such Related Corporation, or in a merger of any affiliate of this Corporation with or into such Related Corporation or any of its affiliates; provided, however, that the foregoing shall not apply to any such merger, consolidation, sale or exchange, or issuance or delivery of stock or other securities which was approved by the affirmative vote of not fewer than seventy-five percent (75%) of the directors of this Corporation, nor shall it apply to any such transaction solely between this Corporation and another corporation fifty percent (50%) or more of the voting stock of which is owned by this Corporation. For the purposes hereof, an "affiliate" is any person (including a corporation, partnership, trust, estate or individual) who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise; and, in computing the percentage of outstanding voting stock beneficially owned by any person, the shares outstanding and the shares owned shall be determined as of the record date fixed to determine the shareholders entitled to vote or express consent with respect to such proposal. The shareholder vote, if any, required for mergers, consolidations, sales or exchanges of assets or issuances of stock or other securities not expressly provided for in this Article, shall be such as may be required by applicable law. A "substantial part" of the Corporation's assets shall mean assets the book value of which comprises more than twenty percent (20%) of the book value, or the fair market value of which comprises more than twenty percent (20%) of the fair market value, of the total assets of the Corporation and its subsidiaries taken as a whole, as of the end of the most recent fiscal year ended prior to the time the determination is made.

ARTICLE EIGHT

No action shall be taken by the shareholders except at an annual or special meeting of shareholders. No action shall be taken by shareholders by written consent.

ARTICLE NINE

Special meetings of the shareholders of the Corporation for any purpose or purposes may be called at any time in the manner specified in Sections 10-2B-7.02(a)2 and 7.02(a)(3) of the Alabama Business Corporation Act, by the Board of Directors, or by a majority of the members of the Board of Directors, or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the bylaws of the Corporation, include the power to call such meetings, but such special meetings may not be called by any other person or persons.

ARTICLE TEN

In furtherance and not in limitation of the powers now or hereafter conferred by statute, the Board of Directors is expressly authorized:

(a) To make, alter or repeal the bylaws of the Corporation.

(b) To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

(c) To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

(d) By a majority of the whole board, to designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The bylaws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, or in the bylaws of the Corporation, shall have and may exercise all the powers and authority of the Board of Directors to the extent permitted by law.

ARTICLE ELEVEN

(a) Personal Liability of Directors

(1) A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any action taken, or any failure to take action, as a director, except for liability for (i) the amount of a financial benefit received by a Director to which he or she is not entitled, (ii) an intentional infliction of harm on the Corporation or the shareholders, (iii) a violation of ss. 10-2B-8.33 of the ABCA, (iv) an intentional violation of criminal law, or (v) a breach of the director's duty of loyalty to the Corporation or its shareholders. If the ABCA is amended after these Articles of Incorporation are filed to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the ABCA, as so amended.

(2) Any repeal or modification of the foregoing subparagraph (1) by the shareholders of the Corporation shall not affect adversely any right or protection of a director of the Corporation existing at the time of that repeal or modification.

(b) Indemnification.

(1) Actions Against Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals (other than an action by or in the right of the Corporation in which such person was adjudged liable to the Corporation or any proceeding in which such person is adjudged liable on the basis of receipt of improper personal benefit), by reason of the fact that he is or was a director or officer of the Corporation (including, without limitation, conduct with respect to an employee benefit plan), or is or was serving at the request of the Corporation as a director, officer or partner of another corporation, partnership, joint venture, trust or other enterprise, against reasonable expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and incurred by him in connection with such claim, action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or, if not acting in his official capacity, not opposed to the best interests of the Corporation (or of the participants or beneficiaries of an employee benefit plan, in the case of conduct with respect to such a plan), and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any claim, action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, be determinative that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, as the case may be, and with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

(2) Actions by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer or partner of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or, if not acting in his official capacity, not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any such claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation, unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

(3) Successful Defense. To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Subparagraphs (1) or (2) of Subsection (b) of this Article Eleven, or in defense of any claim, issue or matter therein, he shall be indemnified against reasonable expenses (including attorneys' fees) incurred by him in connection therewith, notwithstanding that he has not been successful on any other claim, issue or matter in any such action, suit or proceeding.

(4) Determination of Indemnification. Any indemnification under Subparagraphs (1) or (2) of Subsection (b) of this Article Eleven (unless ordered by a court of competent jurisdiction) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer or partner is proper in the circumstances because he has met the applicable standard of conduct set forth in Subparagraphs (1) or (2) of Subsection (b) of this Article Eleven. Such determination shall be made (A) by the board of directors by a majority vote of a quorum consisting of directors not at the time parties to such claim, action, suit or proceeding, or its said committee referred to in this section or (B) if such quorum is not obtainable, by a majority vote of a committee duly designated by the directors (with participation in such designation permitted by directors who are parties) consisting solely of two or more directors not at the time parties thereto, or (C) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by special legal counsel selected in accordance with the Alabama Business Corporation Act, or (D) by the shareholders except that shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination. A majority of the shares remaining entitled to vote on the determination (that is after the exclusion of the said shares not entitled to be so voted thereon) constitutes a quorum for the purposes of taking shareholder action under this Article Eleven.

(5) Advanced Expenses. Expenses (including attorneys' fees) incurred in defending a civil or criminal claim, action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such claim, action, suit or proceeding as authorized in the manner provided in Subparagraph (4) of Subsection (b) of this Article Eleven upon (A) receipt of a written affirmation by the director or officer seeking the advance of a good faith belief that he or she has met the standard of conduct required under this Article Eleven, (B) receipt of an undertaking as an unlimited general obligation (without the necessity of security and without reference to financial ability to make repayment) by or on behalf of the director or officer to repay such amount if and to the extent that it shall be ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Article Eleven and (C) a determination (made by the person or persons and in the manner specified in Subparagraph (4) of Subsection (b) of this Article Eleven) that the facts then known to those making said determination would not preclude indemnification under this Article Eleven.

(6) Non-Exclusiveness. The indemnification authorized by this Article Eleven shall not be deemed exclusive of and shall be in addition to any other right (whether created prior or subsequent to the adoption of these Articles of Incorporation) to which those indemnified may be entitled under any statute, rule of law, provisions of Articles of Incorporation, bylaws, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or partner and shall inure to the benefit of the heirs, executors and administrators of such a person. This Article Eleven does not and shall not be deemed to limit or restrict the authority and power of the Corporation to pay or reimburse expenses incurred by such person in connection with his or her appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent therein.

(7) Insurance. The Corporation shall have power to purchase and maintain insurance or furnish similar protection (including, but not limited to, trust funds, self-insurance reserves, or the like) on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article Eleven.

ARTICLE TWELVE

(a) Nominations for the election of directors and proposals for any new business to be taken up at any annual or special meeting of shareholders may be made by the board of directors of the Corporation or by any shareholder of the Corporation entitled to vote generally in the election of directors. In order for a shareholder of the Corporation to make any such nominations and/or proposals, he or she shall give notice thereof in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation not less than thirty days nor more than sixty days prior to the date of any such meeting. Each such notice given by a shareholder with respect to nominations for the election of directors shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of stock of the Corporation which are beneficially owned by each such nominee. In addition, the shareholder making such nomination shall promptly provide any other information reasonably requested by the Corporation.

(b) Each such notice given by a shareholder to the Secretary with respect to business proposals to be brought before a meeting shall set forth in writing as to each matter: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear on the Corporation's books, of the shareholder proposing such business; (iii) the class and number of shares of the Corporation which are beneficially owned by the shareholder; and (iv) any material interest of the shareholder in such business. Notwithstanding anything in these Articles of Incorporation to the contrary, no new business shall be conducted at the meeting except in accordance with the procedures set forth in this Article.

(c) The Chairman of the annual or special meeting of shareholders may, if the facts warrant, determine and declare to such meeting that a nomination or proposal was not made in accordance with the foregoing procedure, and, if he should so determine, he shall so declare to the meeting and the defective nomination or proposal shall be disregarded and laid over for action at the next succeeding special or annual meeting of the shareholders taking place thirty days or more thereafter. This provision shall not require the holding of any adjourned or special meeting of shareholders for the purpose of considering such defective nomination or proposal.

ARTICLE THIRTEEN

The Corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation; provided, however, that the provisions of Articles Seven, Eight, Nine and Twelve and this Article Thirteen may not be repealed or amended in any respect unless, in addition to other statutory requirements, such repeal or amendment is approved by either the affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding stock of the Corporation entitled to vote or the affirmative vote of not less than seventy-five percent (75%) of the directors.

ARTICLE FOURTEEN

Shareholders of the Corporation shall not have any preemptive right to acquire the Corporation's unissued shares.

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
BANCTRUST FINANCIAL GROUP, INC.

These Articles of Amendment are made and entered into by the undersigned on this 30th day of September, 2008 in accordance with Section 10-2B-10.03, Code of Ala. (1975).

ARTICLE ONE

The name of the corporation is BancTrust Financial Group, Inc.

ARTICLE TWO

The Articles of Incorporation of the corporation are amended by deleting subparagraph (a) of Article Two in its entirety and replacing the same with the following:

"(a) Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is 50,500,000 shares, consisting of: (1) 50,000,000 shares of Common Stock with a par value of $.01 per share, and (2) 500,000 shares of Preferred Stock."

ARTICLE THREE

The foregoing amendment was duly adopted by the corporation in the manner prescribed by law on September 30, 2008.

ARTICLE FOUR

(a) The number of outstanding shares entitled to vote on the foregoing amendment is 17,653,866 shares of common stock. The corporation has no separate voting groups, and 14,657,513 shares were represented at the meeting.

(b) The shares were voted 12,828,371 shares for said amendment, 1,795,313 shares against said amendment and 33,829 shares abstaining.

IN WITNESS WHEREOF, the undersigned has caused these Articles of Amendment to be executed by its duly authorized officer on the day and year first above written.

BANCTRUST FINANCIAL GROUP, INC.

By: /s/ W. Bibb Lamar, Jr.

W. BIBB LAMAR, JR.

Its President and Chief Executive Officer